SHAREHOLDER SERVICES PLAN
                                       of
                   TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.
                        TWENTIETH CENTURY INVESTORS, INC.
               TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
                     TWENTIETH CENTURY WORLD INVESTORS, INC.
                                  Service Class


         WHEREAS, each of the above named corporations (the "Issuers") is an open-ended, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the common stock of each Issuer is currently divided into a number of separate series of shares, or funds, each corresponding to a distinct portfolio of securities; and

         WHEREAS, pursuant to Rule 18f-3 of the 1940 Act, the Boards of Directors of the Issuers (the "Board of Directors") have established multiple classes of shares of the various funds of the Issuers, including a Service Class of shares; and

         WHEREAS, the Board of Directors desires to authorize the funds identified in SCHEDULE A (the "Funds") to authorize the Service Class of shares of such Funds to bear the expenses for Shareholder Services (as defined herein) provided to the Service Class shareholders by IRC or its affiliates, or by independent third parties by adopting this Shareholder Services Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Service Class shares of each of the Funds; and

         WHEREAS, INVESTORS RESEARCH CORPORATION ("IRC") is the registered investment adviser to the Issuers; and

         NOW, THEREFORE, the Issuers hereby adopt, on behalf of the Funds, this Plan, in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:


Section 1.        Shareholder Service Fees

a. Amount of Fee. For purposes of paying costs and expenses incurred in providing shareholder and administrative services to each Fund's Service Class of shares as set forth in Section 2 below, the Funds' shall pay IRC, as paying agent for the Funds, a fee equal to 25 basis points (0.25%) per annum of the average daily net assets of the Funds' Service Class of shares (the "Shareholder Services Fee").

b. Calculation and Assessment. Shareholder Service Fees under this Plan shall be calculated and accrued daily by each Fund and paid monthly or at such other intervals as the Issuers and IRC shall agree.


Section 2.        Shareholder Services Defined

As manager of the Funds' Service Class of shares, IRC may cause one of its affiliates to provide shareholder and administrative services to the shareholders of the Service Class shares of the Funds ("Shareholder Services") or it may engage third parties to do so. The payments authorized by this Plan are intended to reimburse IRC for expenses incurred as a result of these arrangements. Such Shareholder Services and related expenses may include, but are not limited to, (A) receiving, aggregating and processing purchase, exchange and redemption request from beneficial owners of Service Class shares (including contract owners of insurance products that utilize the Funds as underlying investment media) and placing purchase, exchange and redemption orders with the Distributor; (B) providing shareholders with a service that invests the assets of their accounts in shares pursuant to specific or pre-authorized instructions;
(C) processing dividend payments from a Fund on behalf of shareholders and assisting shareholders in changing dividend options, account designations and addresses; (D) providing and maintaining elective services such as check writing and wire transfer services; (E) acting as shareholder of record and nominee for beneficial owners; (F) maintaining account records for shareholders and/or other beneficial owners; (G) issuing confirmations of transactions; (H) providing subaccounting with respect to shares beneficially owned by customers of third parties or providing the information to a Fund as necessary for such subaccounting; (I) preparing and forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders and/or other beneficial owners; (J) providing other similar administrative and sub-transfer agency services; and (K) paying "service fees," as contemplated by the Rules of Fair Practice of the NASD. Shareholder Services do not include those activities and expenses that are primarily intended to result in the sale of additional shares of the Service Class of the Funds.


Section 3.        Effectiveness

This Plan shall become effective September 3, 1996.


Section 4.        Term and Renewal

This Plan will continue in effect until September 3, 1997, and will continue thereafter in full force and effect for successive periods of up to one year, provided that each such continuance is approved by the Board to the extent and in the manner required by the 1940 Act.


Section 5.        Reporting Requirements

IRC shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. Distributor will provide to each Issuer's Board and the Independent Directors will review and approve, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to the Service Class shares of each Fund by the Distributor under this Plan and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.


Section 6.        Termination

This Plan may be terminated at any time with respect to the Service Class shares of any Fund by vote of the Board of Directors of the Issuer of which the Fund is a series or by vote of a majority of the Independent Directors. Termination of the Plan with respect to the Service Class shares of one Fund shall not affect the continued effectiveness of this Plan with respect to the Service Class shares of any other Fund.


Section 7.        Amendments to this Plan

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved by the Board, as required by the 1940 Act, and such amendment is further approved by a majority of the outstanding voting securities of the Service Class shares of the Fund. No other material amendment to the Plan shall be made unless approved by the Board in the manner provided for annual renewal of the Plan in Section 4 hereof. This Agreement may be amended to include additional series of shares of the Issuers, whether or not such series were in existence at the time of original adoption of this Agreement or subsequently established, and series of additional Issuers, by adoption of this Plan in the manner required by the 1940 Act and the rules and regulations thereunder. Such new funds will become subject to this Plan and will commence paying the Shareholder Services Fee set forth in Section 1(a) on the date of the adoption of this Plan by the Board, unless the Board specifies otherwise. After the effective date of adoption of this Plan by the Board with respect to the Service Class of shares of such new funds, the term "Funds" under this Plan shall thereafter be deemed to include the existing or new funds.

Section 8.        Recordkeeping

The Issuers shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Issuers have executed this Shareholder Services Plan as of September 3, 1996.

                                      TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.
                                      TWENTIETH CENTURY INVESTORS, INC.
                                      TWENTIETH CENTURY STRATEGIC ASSET
                                           ALLOCATIONS, INC.
Attest:                               TWENTIETH CENTURY WORLD INVESTORS, INC.


/s/Patrick A. Looby                   /s/William M. Lyons
Patrick A. Looby                      William M. Lyons
Assistant Secretary                   Executive Vice President


                                   SCHEDULE A

                      Series Offering Service Class Shares

Series                                                                                Date Plan Adopted
------                                                                                -----------------
TWENTIETH CENTURY CAPITAL PORTFOLIOS, INC.
0     Twentieth Century Equity Income                                                 September 3, 1996
0     Twentieth Century Value                                                         September 3, 1996

TWENTIETH CENTURY INVESTORS, INC.
0     Balanced Investors                                                              September 3, 1996
0     Cash Reserve                                                                    September 3, 1996
0     Growth Investors                                                                September 3, 1996
0     Heritage Investors                                                              September 3, 1996
0     Intermediate-Term Bond                                                          September 3, 1996
0     Limited-Term Bond                                                               September 3, 1996
0     Long-Term Bond                                                                  September 3, 1996
0     Select Investors                                                                September 3, 1996
0     U.S. Governments Intermediate-Term                                              September 3, 1996
0     U.S. Governments Short-Term                                                     September 3, 1996
0     Ultra Investors                                                                 September 3, 1996
0     Vista Investors                                                                 September 3, 1996

TWENTIETH CENTURY STRATEGIC ASSET ALLOCATIONS, INC.
0     Strategic Allocation: Aggressive                                                September 3, 1996
0     Strategic Allocation: Conservative                                              September 3, 1996
0     Strategic Allocation: Moderate                                                  September 3, 1996

TWENTIETH CENTURY WORLD INVESTORS, INC.
0     Twentieth Century International Emerging Growth                                 September 3, 1996
0     Twentieth Century International Equity                                          September 3, 1996